Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ZIM Integrated Shipping Services Ltd.:

We consent to the use of our reports dated March 9, 2022, with respect to the consolidated financial statements of ZIM Integrated Shipping Services Ltd., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ Somekh Chaikin
Member Firm of KPMG International

March 9, 2022